FOR IMMEDIATE RELEASE

    Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
    Joseph L. Damasio, Jr., Controller                                 (508) 230-1828 (T)
                Pressure BioSciences Announces Registered Direct Offering
                                                of Approximately $843K

 Proceeds to Help Accelerate Commercialization of the Company’s Patented PCT Platform

South Easton, MA, November 9, 2011 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that it has entered into definitive agreements with certain investors for a registered direct offering of 843 Units priced at $1,000 per Unit.  Each Unit consists of one share of the Company’s Series D Convertible Preferred Stock, convertible into approximately 1,539 shares of common stock.  Each Unit also includes a Series F Warrant to purchase approximately 614 shares of common stock.  Each Series F Warrant will have an exercise price of $0.81 per share and will be exercisable for five years from the initial exercise date, which date is six months from the date of issuance.

Mr. Richard T. Schumacher, President and CEO of PBI, stated: “We have approximately 200 revenue-generating PCT Systems installed, 24 issued patents, over 100 publications citing the advantages of PCT, and a number of consumable products that complement our three Barocycler instruments.  We have achieved these early successes with a relatively small sales and marketing team.  Based on our successes to date, we believe it is now time to begin to aggressively commercialize this very powerful and enabling technology platform. To that end, we have developed a very comprehensive commercialization strategy, one that includes expansion of (1) our internal sales and marketing team, (2) our non-US distribution network, and (3) our strategic partnerships.  We plan to use some of the proceeds from this offering to initiate and support portions of this very important commercialization effort.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS) acted as the exclusive placement agent for the transaction.

The offering is expected to close on or about November 11, 2011, subject to satisfaction of customary closing conditions, including the receipt of all necessary regulatory and other approvals.

The securities described above are being offered pursuant to a shelf registration statement, as amended (File No. 333-176828), which was declared effective by the United States Securities and Exchange Commission ("SEC") on September 26, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Ladenburg Thalmann & Co. Inc, 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (NASDAQ: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”).  PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market.  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions.  PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the likelihood that the Company will be successful in achieving its comprehensive commercialization plan. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued and expanded commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force and distribution network may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; that the Company may not be successful in raising additional capital necessary to fund the Company’s operations; and if the NASDAQ Listing Qualifications Panel does not accept the Company’s plan to regain compliance with the NASDAQ Listing Rule for minimum stockholder equity, the Company’s common stock will be delisted from The NASDAQ Capital Market.  Given the uncertainty in the capital markets and the current status of the Company’s product development and commercialization activities, there can be no assurance that the Company will secure the additional capital necessary to fund its operations beyond February 2012 on acceptable terms, if at all.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

         For more information about PBI and this press release, please click on the following links:
  http://www.pressurebiosciences.com
             http://bit.ly/ux3gb9